EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	William McCalmont, 972/753-2314	Darla Ashby, 972/550-5037
	EVP & Chief Financial Officer	Director of Public Affairs
	wmccalmont@acecashexpress.com	dashby@acecashexpress.com

ACE CASH EXPRESS INCREASES EARNINGS PER SHARE GUIDANCE
Company Expects Second Quarter Diluted EPS of $0.30 — $0.32;
Raises Fiscal 2004 EPS Expectations to $1.47 — $1.51

     DALLAS (December 16, 2003) — ACE Cash Express, Inc. (NASDAQ:AACE), announced today that it expects its diluted earnings per share for the quarter ended December 31, 2003 to be in the range of $0.30 to $0.32 on a fully diluted basis. Furthermore, ACE now estimates that diluted earnings per share for its fiscal year ended June 30, 2004 will range from $1.47 to $1.51; the Company’s previous earnings per share guidance for the quarter was $0.24 to $0.26 and for the fiscal year was $1.41 to $1.45.

     The primary catalysts for ACE’s increased earnings guidance during its second fiscal quarter are:

•	stronger than expected same store revenue increases in its core business of check cashing,

•	stronger than expected increases in same store loan fees and interest, and

•	lower interest expense due to more efficient cash management of the Company’s revolving line of credit.

     Jay B. Shipowitz, President and COO commented, “Despite a challenging job market, we continue to benefit from focusing on customer service and internal operations, both of which are enabled by our in-store and corporate technology platform. The operations excellence model adopted several years ago continues to enhance revenue and increase our operating efficiency.”

     This outlook is based upon various assumptions, which include, but are not limited to, the following: (1) the opening of 40 newly-constructed stores in fiscal 2004, the closure of 15 to 20 stores during the normal course of business in fiscal 2004, but no other increase or decrease in the number of the Company’s owned stores (whether by acquisition or otherwise) and the opening of 30 franchised stores in fiscal 2004; (2) no material change in the products or services offered at the Company’s locations as of September 30, 2003 or in the terms or procedures for offering such products and services; and (3) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

     The Company expects to announce its full financial results for the second quarter of fiscal 2004 on or about January 29, 2004.

Forward-looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of ACE’s management and are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements.

     Those risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	Competition within the check-cashing industry as well as from banks, saving and loans, short-term consumer lenders, and other similar financial services entities and from other retail businesses that offer products and services offered by ACE;

•	Maintenance of relationships with providers of financing for ACE and with key providers of products and services either offered by ACE to its customers or used by ACE in its business;

•	Changes in laws, regulations or accounting standards and decisions or actions taken by courts, regulators and governmental authorities;

•	Availability of financing, suitable locations, acquisition opportunities and experienced management to implement ACE’s growth strategy;

•	Increases in interest rates, which would increase ACE’s borrowing costs;

•	Lawsuits and regulatory proceedings and their respective results, including settlements.

     ACE does not assume, but expressly disclaims, any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

About the Company

     ACE Cash Express, Inc. is headquartered in Irving, Texas and is the largest owner, operator and franchiser of check-cashing stores in the United States. Founded in 1968, the Company had a total network of 1,174 stores, consisting of 968 company-owned stores and 206 franchised stores in 36 states and the District of Columbia as of September 30, 2003. ACE also operates self-service machines, which provide check-cashing or other financial services without the need for a service associate, at 20 company-owned store locations, 22 third-party bill-payment locations, and, during the tax season, ACE plans to place approximately 220 machines at H&R Block retail offices. ACE offers a broad range of check-cashing and other consumer financial services. ACE is one of the largest providers of MoneyGram wire transfer transactions, and it offers money orders, bill payment services, and prepaid local and long distance telecommunication services. Small, short-term consumer loans are also available to customers at various ACE company-owned stores. The Company’s website is found at www.acecashexpress.com.

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